Exhibit 99.1

 American States Water Company Announces New Executive Vice President


    SAN DIMAS, Calif.--(BUSINESS WIRE)--Feb. 15, 2007--American States Water Company (NYSE:AWR) announced today that Michael Patrick George has accepted the position of Executive Vice President of Corporate Development for the company effective February 12, 2007.

    Mr. George will be assuming the responsibility for assessing the company's portfolio of water rights, including adjudicated groundwater, surface diversions, storage conveyance and contractual entitlements, with the objective of improving coordination, dependability, and value to customers of AWR's subsidiaries and AWR's shareholders.

    "Mr. George has worked on numerous projects with the company over the years and we have come to respect him as a strategist in the protection and development of water rights in the Western states," stated Floyd E. Wicks, President and CEO of American States Water Company. "We are pleased to welcome Michael to the company."

    Mr. George graduated Phi Beta Kappa from the University of Notre Dame with a B.A. in American Studies and with honors from Georgetown University Law Center in Washington D.C. Before joining his previous company, Western Water Company, Mr. George was a managing director with J.P. Morgan. He began his career as a lawyer with an international law firm with corporate, litigation, government affairs and regulatory practices.

    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 254,000 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with various municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.

    CONTACT: American States Water Company
             Robert J. Sprowls
             Senior Vice President, Chief Financial Officer,
             Treasurer and Corporate Secretary
             909-394-3600, x647